Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Novelis Inc. of our report dated May 6, 2024, except with respect to our opinion on the consolidated financial statements insofar as it relates to the subsequent event and the effects of the share split discussed in Note 23, as to which the date is June 3, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting of Novelis Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
June 3, 2024

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